UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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(Rule 14c-101)

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Information Statement pursuant to Section 14(c) of the

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The RBB Fund, Inc.

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ABBEY CAPITAL MULTI ASSET FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

January 17, 2025

Dear Shareholder:

This letter is being provided to shareholders of the Abbey Capital Multi Asset Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of new trading advisory agreement with a new trading adviser.

Abbey Capital Limited (“Abbey Capital” or the “Adviser”) and the Company are required to furnish shareholders with information about new trading advisers and trading advisory agreements. This notification is a condition of an exemptive order that Abbey Capital and the Company received from the Securities and Exchange Commission permitting Abbey Capital, as the Fund’s investment adviser, to hire new trading advisers or make changes to existing trading advisory agreements with the approval of the Company’s Board of Directors, but without obtaining approval of the Fund’s shareholders.

The enclosed “Information Statement” provides information relating to the approval of a new trading advisory agreement with a new trading adviser to the Fund. The approval of the new trading advisory agreement as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Abbey Capital Multi Asset Fund.

Best regards,

Steven Plump

President

The RBB Fund, Inc., on behalf of the Abbey Capital Multi Asset Fund

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IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF THE INFORMATION STATEMENT

The Information Statement is available at www.abbeycapital.com

ABBEY CAPITAL MULTI ASSET FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

INFORMATION STATEMENT

January 17, 2025

This Information Statement is being provided to the shareholders of the Abbey Capital Multi Asset Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to provide information regarding a new trading advisory agreement among Abbey Capital Limited (“Abbey Capital” or the “Adviser”), Systematica Investments Limited, acting solely in its capacity as the general partner of Systematica Investments LP (“Systematica”), and ACMAF Offshore SPC (the “SPC” and, together with the Onshore Subsidiary, the “Subsidiaries”), a wholly-owned and controlled indirect subsidiary of the Fund organized as a Segregated Portfolio Company incorporated under the laws of the Cayman Islands.

THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND’S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 66 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation; with current income as a secondary objective. The Fund seeks to achieve its investment objective by allocating its assets among a “Managed Futures” strategy, a “Long U.S. Equity” strategy and a “Fixed Income” strategy. The Managed Futures strategy is achieved by the Fund investing in managed futures investments, including (i) options, (ii) futures, (iii) forwards, (iv) spot contracts, or (v) swaps, including total return swaps, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices (the “Futures Portfolio”). The Fund may make some or all of its investments in the Futures Portfolio through the Subsidiaries and may invest up to 25% of its total assets in each of the SPC and the Onshore Subsidiary. The Adviser will allocate assets of each of the SPC and the Onshore Subsidiary to multiple Managed Futures portfolios (the “Segregated Portfolios”) that include investment styles or sub-strategies such as (i) trend following, (ii) discretionary, fundamentals-based investing with a focus on macroeconomic analysis, (iii) strategies that pursue both fundamental and technical trading  approaches, (iv) other specialized approaches to specific or individual market sectors such as equities, interest rates, metals, agricultural and soft commodities, and (v) systematic trading strategies which incorporate technical and fundamental variables.

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The Managed Futures strategy investments are designed to achieve capital appreciation in the financial and commodities futures markets. The Adviser allocates a portion of the assets of the SPC and the Onshore Subsidiary to one or more trading advisers (“Trading Advisers”) to manage in percentages determined at the discretion of the Adviser. Each Trading Adviser will manage one or more of its own Segregated Portfolios. All commodities futures and commodities-related investments will be made in the Segregated Portfolios of the SPC.  Each current Trading Adviser is registered with the U.S. Commodity Futures Trading Commission (the “CFTC”) as a Commodity Trading Advisor (“CTA”). Trading Advisers that are not registered with the Securities and Exchange Commission (the “SEC”) as investment advisers provide advice only regarding matters that do not involve securities. The trading strategies employ several different trading styles using different research and trading methodologies, in a wide range of global financial and commodity markets operating over multiple time frames. Trading Advisers may use discretionary approaches aimed at identifying value investments and turning points in trends. The Fund invests in U.S. and non-U.S. markets and in developed and emerging markets.

In addition to Systematica, the Fund’s Trading Advisers consist of the following existing Trading Advisers: Aspect Capital Limited; Crabel Capital Management LLC, Eclipse Capital Management, Inc.; Graham Capital Management, LP; Revolution Capital Management, LLC; Tudor Investment Corporation; Welton Investment Partners, LLC; and Winton Capital Management Limited.

The Long U.S. Equity strategy is achieved by the Adviser targeting an allocation of approximately 50% of the Fund’s total assets in a portfolio of one or more U.S. equity index futures (the “Equity Portfolio”). The Adviser will monitor the percentage of the Fund’s total assets that form the Equity Portfolio on a daily basis. The Adviser establishes “rebalancing thresholds” so that if at any time the percentage of the Fund’s total assets invested in the Equity Portfolio is above or below the target allocation of approximately 50% by a specific amount, then the Adviser seeks to rebalance the Equity Portfolio back towards its target allocation of approximately 50%. Such rebalancing thresholds will be determined by the Adviser and may be subject to change from time to time.

As part of the Long U.S. Equity strategy, the Fund may invest in all types of equity and equity-related securities, including without limitation exchange-traded and over-the-counter common and preferred stocks, futures, warrants, options, rights, convertible securities, sponsored and unsponsored depositary receipts and shares, trust certificates, participatory notes, limited partnership interests, and shares of other investment companies (including exchanged-traded funds) and real estate investment trusts. The Fund may also participate as a purchaser in initial public offerings of securities, a company’s first offering of stock to the public.

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The Fixed Income strategy invests the Fund’s assets primarily in investment grade fixed income securities (of all durations and maturities) in order to generate interest income and capital appreciation, which may add diversification to the returns generated by the Fund’s Managed Futures and Long U.S. Equity strategies. The level of the Fund’s assets invested in the Fixed Income Strategy will be managed and rebalanced pursuant to thresholds determined by the Adviser, which may be subject to change from time to time. In line with these thresholds, any proceeds of maturing fixed income securities will be substantially reinvested into additional fixed income securities.

The Adviser has entered into a trading advisory agreement with each Trading Adviser to manage a portion of the Fund’s Futures Portfolio. Each Trading Adviser makes investment decisions for the assets it has been allocated to manage. The Adviser oversees the Trading Advisers for compliance with the Fund’s investment objective, policies, strategies and restrictions, and monitors each Trading Adviser’s adherence to its investment style. The Board of Directors (the “Board”) supervises the Adviser and the Trading Advisers, establishes policies that they must follow in their management activities, and oversees the hiring, termination and replacement of Trading Advisers recommended by the Adviser.

Not all of the Trading Advisers listed may be actively managing the Fund’s or the Subsidiaries’ assets at all times. Subject to the oversight of the Board, the Adviser may temporarily allocate assets away from a Trading Adviser. Situations in which the Adviser may make such a determination include changes in the level of assets in the Fund, changes to the Adviser’s view of the Trading Adviser’s current opportunities, changes in a Trading Adviser’s personnel or a Trading Adviser’s adherence to an investment strategy.

The Fund is managed by the Adviser and one or more Trading Advisers unaffiliated with the Adviser. The Adviser also has the ultimate responsibility to oversee the Trading Advisers, and to recommend their hiring, termination, and replacement, subject to approval by the Board. The Fund compensates the Adviser for its services at the annual rate of 1.77% of its average annual net assets, payable on a monthly basis in arrears. The Adviser compensates the Trading Advisers out of the advisory fee that it receives from the Fund.

The Fund has registered three classes of shares: Class I Shares, Class A Shares and Class C Shares. The Adviser has contractually agreed to waive its advisory fee and/or reimburse expenses in order to limit Total Annual Fund Operating Expenses (excluding certain items discussed below) to 1.79%, 2.04% and 2.79% of the Fund’s average daily net assets attributable to Class I Shares, Class A Shares and Class C Shares, respectively. In determining the Adviser’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account and could cause net Total Annual Fund Operating Expenses to exceed 1.79%, 2.04% or 2.79%, as applicable: acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes. This contractual limitation is in effect until December 31, 2025, for Class I Shares, Class A Shares and Class C Shares, and may not be terminated prior to that date without the approval of the Board. If at any time the Fund’s Total Annual Fund Operating Expenses (not including acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes) for a year are less than 1.79%, 2.04% and 2.79%, as applicable, the Adviser may recoup any waived or reimbursed amounts from the Fund within three years from the date on which such waiver or reimbursement was made by the Adviser, provided such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement.

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Systematica Investments Limited and the Systematica Agreement

At a regular meeting of the Board held on September 11-12, 2024 (the “Meeting”), the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new trading advisory agreement and supplemental trading agreement among Abbey Capital, Systematica, and the Subsidiaries (the “Systematica Agreement”). The initial allocation of Fund assets to Systematica occurred on October 22, 2024.

The terms and conditions of the Systematica Agreement are substantially the same as those of the existing trading advisory agreements with the Fund's other Trading Advisers, except that the fee rate to be paid to Systematica under the Systematica Agreement may differ from the fee rate charged by the Fund's other Trading Advisers pursuant to their respective trading advisory agreements with the Adviser. Under the Systematica Agreement, Systematica receives a fee from the Adviser to manage a portion of the assets of one or both of the Subsidiaries allocated to Systematica by the Adviser (the “Allocated Assets”). Such fee is paid by the Adviser and not by the Fund or the Subsidiaries out of the advisory fee paid by the Fund to the Adviser pursuant to their advisory agreement (“Advisory Agreement”). The Fund would have paid the same amount of advisory fees had the Systematica Agreement been in effect during the last fiscal year.

The Systematica Agreement provides that Systematica shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiaries in accordance with the terms of the Systematica Agreement and the Supplemental Trading Agreement entered into by the Adviser and Systematica in relation to the Allocated Assets and in accordance with (i) the investment objective, policies and restrictions of the Subsidiaries and the Fund in relation to the Subsidiaries set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any reasonable additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Company’s Chief Compliance Officer, or by the Board, all of which have been furnished in writing to Systematica, provided that Systematica is afforded a reasonable period of time to comply with, and is capable of complying with, such additional policies or guidelines; (ii) the written instructions and directions received from the Adviser and the Company as delivered in accordance with and subject to the Systematica Agreement; and (iii) all laws applicable to Systematica’s duties under the Systematica Agreement , all as may be in effect from time to time.

The Systematica Agreement provides that Systematica may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of a Subsidiary as well as other fiduciary or agency accounts managed by Systematica, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Systematica agrees to be aware of the position limits imposed on it, on certain commodity interest contracts by the CFTC or applicable contract market. Systematica currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Subsidiaries given Systematica’s current accounts and all proposed accounts for which Systematica has a contract to act as a CTA.

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The Systematica Agreement provides that it will continue in effect for an initial term ending August 16, 2025, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the directors of the Company who are not interested persons of the Company, the Adviser or Systematica, cast in person at a meeting called for the purpose of voting on such approval. The Systematica Agreement may at any time be terminated without penalty on 60 days’ written notice to Systematica by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, by Systematica on 60 days' written notice to the Company and the Adviser, or by the Adviser immediately upon notice to Systematica, and the Systematica Agreement terminates automatically in the event of an assignment (as defined in the 1940 Act) or upon termination of the Advisory Agreement.

The Systematica Agreement provides that Systematica shall not be liable for any loss arising out of any services carried out under or in connection with the Systematica Agreement, except a loss resulting from Systematica’s material breach of the Systematica Agreement or of its representations or warranties therein, or from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. Under no circumstances shall Systematica be liable for any loss arising out of any act or omission taken by another trading adviser, or any other third party, in respect of any portion of the Fund’s assets not managed by Systematica. Systematica shall not be liable for acting in compliance with proper instructions received from the Subsidiaries or the Adviser, and Systematica shall not be liable for actions taken by the SPC or the Adviser directly with brokers, a custodian or other counterparties.

The Systematica Agreement provides that Systematica shall indemnify the Adviser, the Company, the Fund and the Subsidiaries, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, which the Adviser Indemnified Persons may sustain as a result of Systematica’s breach of the Systematica Agreement or its representations and warranties therein or as a result of Systematica’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Systematica Agreement provides that the Adviser shall indemnify Systematica, its affiliates and their respective controlling persons (the “Systematica Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's breach of the Systematica Agreement or its representations and warranties therein or as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that Systematica Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of Systematica’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

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Information About Systematica. Systematica manages a portion of the Fund’s assets using its Trend Following Program. Systematica Investments Limited is a Jersey corporation formed in 2015 and is located at First Floor, Esplanade 29, St. Helier, Jersey JE2 3QA, and Systematica Investments LP is a Guernsey limited partnership whose registered office is at Martello Court, Admiral Park, St. Peter Port, Guernsey GY1 3HB. Systematica is registered as a CTA and commodity pool operator (“CPO”) with the CFTC and is a member of the National Futures Association (“NFA”), but Systematica does not act as the CPO of the Fund. Systematica is also registered as an investment adviser with the SEC. Systematica does not act as the “alternative investment fund manager” of the Fund for the purposes of Directive 2011/61/EU of the European Parliament and the Council of the European Union. As of September 1, 2024, Systematica had approximately $14 billion in assets under management. Systematica is an institutional hedge fund manager that manages macro, equity, directional and relative value strategies. Systematica is controlled by founder Leda Braga.

Leda Braga acts as CEO of Systematica Investments, an institutional hedge fund manager with approximately $14 billion in assets under management and offices in London, Geneva, Singapore, Shanghai and Jersey. Systematica was formed in January 2015 as a spin-off of BlueCrest Capital, where Leda was President and Head of Systematic Trading for 14 years since 2001. Prior to BlueCrest Leda was part of Cygnifi Derivatives Services (a J.P. Morgan spin-off). At Cygnifi she was a member of the management team and was head of its Valuation Service. Prior to Cygnifi, Leda spent nearly seven years at J.P. Morgan as a Quantitative Analyst in the derivatives research team. Her past experience includes modelling of interest rate exotics, FX/interest rate hybrid instruments and equity derivatives. She holds a PhD in Engineering from Imperial College London, where she worked as a lecturer and led research projects for over three years prior to joining J.P. Morgan. In addition, Leda has served on the advisory board of the pension fund of the CERN in Geneva and on the advisory board of the London 26 School of Economics’ Systemic Risk Centre. Leda currently serves on the board of trustees of the SBAI – the Standards Board of Alternative Investments and on the NY Fed’s Investment Advisory Committee on Financial Markets (IACFM).

Matthias Hangmann serves as Co-Chief Investment Officer and joined Systematica on launch in January 2015 as a Product Manager and was further appointed into the Chief Investment Office in 2019. Prior to joining Systematica, Matthias worked as a Product Manager at BlueCrest. Matthias joined BlueCrest in November 2014 from AHL, Man Investments. Matthias led AHL’s largest research and investment management team, being responsible for all equity strategies (systematic macro (futures), single name equity) trading in the AHL Diversified, Dimension and Evolution programmes. Previous to AHL he was Head of Quantitative Research at Concordia Advisors, a multi-strategy hedge fund being now part of the Mariner Investment Group. Matthias graduated with distinction from the MSc in Econometrics and Mathematical Economics (London School of Economics), and further holds a PhD in Financial Econometrics from the Swiss Finance Institute. His research is published in high-profile academic journals such as Econometrica and the Journal of Econometrics.

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Jean-Pierre Selvatico serves as Co-Chief Investment Officer and joined Systematica in January 2017 as Head of Trading and Counterparty Management and was further appointed into the Chief Investment Office in 2019. Jean-Pierre joined Systematica from Pictet, Geneva, where he was Head of Hedge Funds and a member of Pictet Alternative Advisors’ investment committee. Prior to this, he was a managing director at Barclays Capital, London, in charge of the European interest rate options desk. His previous experience includes Credit Suisse First Boston, London, and 8 years at J.P. Morgan (Paris, Tokyo, London, New York) where he headed the USD interest rate options desk. Jean-Pierre holds Masters degrees from Ecole Polytechnique and Ecole Nationale de la Statistique et de l'Administration Economique (ENSAE), Paris.

Paul Rouse joined Systematica on launch in January 2015 as the Chief Financial Officer. Mr. Rouse joined BlueCrest in 2006 and for over eight years covered all functional areas within the BlueCrest Product Control function. Previously, Mr. Rouse was a Product Control manager at Goldman Sachs for three years focusing on equity derivatives trading. Mr. Rouse trained as a Chartered Accountant at Ernst and Young within their Corporate Tax business, qualifying as an ACA in January 2003. He holds a BSc (Hons) in Marine Biology from Newcastle University.

Principal Executive Officers and Directors. Set forth below is a list of each executive officer and director of Systematica indicating position(s) held with Systematica. The address of each individual is c/o Systematica at the address noted above.

Name	Position(s) Held with Systematica
Leda Braga	Founder and Chief Executive Officer
David Kitson	Co-Chief Investment Officer
Paul Rouse	Chief Financial Officer
Adam Knowles	Chief Operating Officer
Jean-Pierre Selvatico	Co-Chief Investment Officer

Other Advisory Clients. Systematica does not act as investment adviser or sub-adviser to any other registered investment company having a similar investment objective to that of the Fund.

Board’s Considerations in Approving the Systematica Agreement

The Board, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the 1940 Act) approved the Systematica Agreement at the Meeting.

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The Systematica Agreement. In considering the approval of the Systematica Trading Advisory Agreement, the Board took into account all materials provided prior to and during the Meeting and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting. The Directors reviewed these materials with management of Abbey Capital and discussed the Systematica Trading Advisory Agreement with counsel in executive sessions, at which no representatives of Abbey Capital or Systematica were present. The Directors considered whether approval of the Systematica Trading Advisory Agreement would be in the best interests of the Fund and its shareholders and the overall fairness of the Systematica Trading Advisory Agreement. The Directors noted their familiarity with Systematica given Systematica’s current service as a Trading Adviser of the Abbey Capital Futures Strategy Fund, another series of the Company. Among other things, the Board considered (i) the nature, extent, and quality of services to be provided to the Fund by Systematica; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Systematica’s investment philosophies and processes; (iv) Systematica’s assets under management and client descriptions; (v) Systematica’s trade execution and trade allocation policies; (vi) Systematica’s advisory fee arrangements with the Company and other similarly managed clients, as applicable; and (vii) Systematica’s compliance procedures.

The Board also considered the fees payable to Systematica under the proposed Systematica Trading Advisory Agreement and the services to be provided by Systematica. In this regard, the Board noted that the fees for Systematica were payable by Abbey Capital.

After reviewing the information regarding Abbey Capital’s and Systematica’s costs, profitability and economies of scale, and after considering the services to be provided by Systematica, the Board concluded that the trading advisory fees to be paid by Abbey Capital to Systematica were fair and reasonable, that the Systematica Trading Advisory Agreement was in the best interests of the Fund and its shareholders and did not involve a conflict of interest from which Abbey Capital would derive an inappropriate advantage, and that the Systematica Trading Advisory Agreement should be approved for an initial period ending August 16, 2025.

Additional Information

Advisory and Trading Advisory Fees. For the fiscal year ended August 31, 2024, after waivers, the Fund paid advisory fees to the Adviser of $12,621,884, and the Adviser paid trading advisory fees to the Trading Advisers in the aggregate amount of $3,845,854.

As of December 31, 2024 (the “Record Date”), the Company’s directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. For the fiscal year ended August 31, 2024, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreement. Abbey Capital Limited, an Irish limited company founded in 2000, serves as the investment adviser to the Fund. The Adviser’s principal place of business is located at 8 St. Stephen’s Green, Dublin 2, Ireland. As of December 31, 2024, the Adviser had over $7.4 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC and as a CTA and a CPO with the CFTC, is a member of the NFA.

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The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Abbey Capital Limited
Martin Maher	Non-Executive Director and Chair
Mick Swift	Director and Chief Executive Officer
Anthony Gannon	Director and Chief Investment Officer
Conor Brosnan	Non-Executive Director
David McCarthy	Non-Executive Director
Peter G. Carney	Chief Operating Officer
Louise Harris	Chief Compliance Officer
David McInerney	Chief Financial Officer
Patrick Ryan	Chief Risk Officer

The Fund compensates the Adviser for its services at an annual rate of 1.77% of the average daily net assets of the Fund. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and the Subsidiaries and matters incidental thereto. The Advisory Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated at any time, on 60 days' written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Administrator and Distributor. U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund’s administrator and Quasar Distributors, LLC, 111 East Kilbourn Avenue, Suite 2200, Milwaukee, Wisconsin 53202, serves as the Fund’s principal underwriter.

Shareholder Reports. Copies of the Fund’s most recent annual and semi-annual reports, including financial statements, have previously been mailed to shareholders. The Company will furnish, without charge, an additional copy of the Fund’s most recent annual report and subsequent semi-annual report to any shareholder upon request addressed to: Abbey Capital Multi Asset Fund, c/o U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, WI 53202. The Fund's annual and semi-annual reports may also be obtained, without charge, by calling 1-844-261-6484.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, following shares of each class of the Fund were outstanding.

Abbey Capital Multi Asset Fund	Shares Outstanding
Class I	94,690,084
Class A	727,906
Class C	1,491,861
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As of the Record Date, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address	Percentage of Shares Owned as of December 31, 2024	Number of Shares Owned as of December 31, 2024
Abbey Capital Multi Asset Fund — Class I	Merrill Lynch Pierce Fenner & Smith For the Sole Benefit of its Customers 4800 Deer Lake Dr., East Jacksonville, FL 32246-6484	22.70%	21,495,376
	Wells Fargo Clearing Services LLC Special Account for Benefit of its Customers 2801 Market Street St. Louis, MO 63103-2523	18.17%	17,206,404
	LPL Financial Omnibus Customer Account 4707 Executive Dr San Diego, CA 92121-3091	11.72%	11,098,927
	Charles Schwab & Co, Inc. Special Custody A/C FBO Customers Attn: Mutual Funds 211 Main St. San Francisco, CA 94105-1905	9.83%	9,306,693
	Morgan Stanley Smith Barney LLC For the Exclusive Benefit of its Customers 1 New York Plaza, Floor 12 New York, NY 10004-1965	8.32%	7,875,065
	National Financial Services, LLC For the Exclusive Benefit of its Customers Attn: Mutual Funds 4th FL 499 Washington Boulevard Jersey City, NJ 07310-1995	7.18%	6,798,628
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Name of Fund	Shareholder Name and Address	Percentage of Shares Owned as of December 31, 2024	Number of Shares Owned as of December 31, 2024
	Pershing LLC For the Exclusive Benefit of its Customers 1 Pershing Plaza, Floor 14 Jersey City, NJ 07399-0002	6.72%	6,364,727
Abbey Capital Multi Asset Fund — Class A	Wells Fargo Clearing Services LLC Special Account for Benefit of its Customers 2801 Market Street St. Louis, MO 63103-2523	52.96%	385,521
	Charles Schwab & Co, Inc. Special Custody A/C FBO Customers Attn: Mutual Funds 211 Main St. San Francisco, CA 94105-1905	20.69%	150,617
	Merrill Lynch Pierce Fenner & Smith For the Sole Benefit of its Customers 4800 Deer Lake Dr., East Jacksonville, FL 32246-6484	13.25%	96,445
	Raymond James Omnibus for Mutual Funds 880 Carillon Parkway St. Petersburg, FL 33716-1102	12.44%	90,577
Abbey Capital Multi Asset Fund — Class C	Wells Fargo Clearing Services LLC Special Account for Benefit of its Customers 2801 Market Street St. Louis, MO 63103-2523	44.58%	665,051
	National Financial Services, LLC For the Exclusive Benefit of its Customers Attn: Mutual Funds 4th FL 499 Washington Boulevard Jersey City, NJ 07310-1995	31.35%	467,652
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Name of Fund	Shareholder Name and Address	Percentage of Shares Owned as of December 31, 2024	Number of Shares Owned as of December 31, 2024
	Merrill Lynch Pierce Fenner & Smith For the Sole Benefit of its Customers 4800 Deer Lake Drive Jacksonville, FL 32246-6484	15.41%	229,936
	Morgan Stanley Smith Barney LLC For the Exclusive Benefit of its Customers 1 New York Plaza, Floor 12 New York, NY 10004-1965	6.98%	104,074

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company’s principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.

Householding Information. If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of this Information Statement will be sent to shareholders at the same address.  If you would like to receive a separate copy of this Information Statement, please call toll-free at 1-844-261-6484 or write to the Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. If you currently receive multiple copies of Information Statements or shareholder reports and would like to request to receive a single copy of documents in the future, please call the toll-free number or write to the address above.

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